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GRAY
Television, Inc.                                                    EXHIBIT 99.2
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NEWS RELEASE                                                    OCTOBER 25, 2002

         GRAY TELEVISION, INC. COMPLETES ACQUISITION OF 15 TV STATIONS

         ATLANTA, GA. - Gray Television, Inc. (NYSE: GTN) today announced it has completed its acquisition of Stations Holding Company, Inc. ("Stations Holding"). With this transaction Gray has acquired 15 network affiliated television stations serving 13 television markets. Eleven of the 15 television stations are the leading news station in their market. Effective with the merger Stations Holding has changed its name to Gray MidAmerica Television, Inc.

         Aggregate cash consideration paid included a base purchase price of $502.5 million plus certain net working capital adjustments and assumed liabilities of approximately $4.5 million. Gray funded the acquisition and related fees and expenses by issuing 30,000,000 shares of Gray Common Stock
(GTN) to the public for net proceeds of $232.7 million, issuing additional debt totaling $275 million and cash on hand.

           Gray also reiterated that its previously announced transaction to acquire KOLO-TV in Reno, Nevada for $41.5 million is expected to be completed by December 31, 2002.

         Upon completion of the KOLO-TV acquisition mentioned above, Gray will own a total of 29 stations serving 25 television markets. The stations will include 15 CBS affiliates, seven NBC affiliates and seven ABC affiliates. The combined station group will have 23 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets. The combined TV station group will reach approximately 5.3% of total U.S. TV households. In addition, with 15 CBS affiliated stations, Gray is the largest independent owner of CBS affiliates in the country.

         Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently operates 15 CBS-affiliated television stations, seven NBC-affiliated television stations, six ABC-affiliated television stations and four daily newspapers.

FOR INFORMATION CONTACT:
BOB PRATHER                                             JIM RYAN
PRESIDENT                                               CHIEF FINANCIAL OFFICER
(404) 266-8333                                          (404) 504-9828

                  4370 Peachtree Road, NE * Atlanta, GA 30319
                      (404) 504-9828 * Fax (404) 261-9607